Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ANNOUNCES RESTRUCTURING, COST REDUCTION INITIATIVES

Philadelphia, PA – July 13, 2020 – Lannett Company, Inc. (NYSE: LCI) today announced a restructuring and cost savings plan. The initiatives include consolidating the research and development (R&D) function into a single location in Philadelphia and lowering operating costs. The company’s workforce will be reduced by approximately 80 positions, equal to approximately 8.5% of the company’s total number of employees. The company said that it expects these actions to result in cost savings in excess of $15 million annually.

“Our goal is to proactively strengthen our business by enhancing our manufacturing efficiencies and improving our cost structure,” said Tim Crew, chief executive officer of Lannett Company. “For the coming year, we expect to grow our topline, driven by a solid pace of new product introductions, as we have done over the past couple of years. In our recently completed fiscal 2020 fourth quarter, we launched six new products, which have already secured customer awards of approximately $15 million.

“At the same time, we had expected pricing pressure in fiscal 2021 on certain key products, including generic Fluphenazine, currently our largest revenue product and one that has higher than average gross margins. A competitor has recently received approval for this product and we believe will launch shortly. We implemented the restructuring and cost savings plan, in part, to mitigate the impact of competitive pricing pressure.”

The company said the majority of the affected positions are based at its Seymour, Indiana plant. Most of the reductions are effective as of today. “This is a necessary but difficult move for the company,” Crew said. “The people of Lannett dedicate themselves to the business, and we appreciate all of their contributions.” Affected employees will receive severance and other benefits.

Crew added that the company is on pace to submit an Abbreviated New Drug Application (ANDA) for generic Advair DISKUS®, a partnered product, before the end of the current calendar year. Pharmacokinetic (PK) studies for the product, which were delayed due to COVID-19, have resumed.

ADVAIR DISKUS® is a registered trademark of GlaxoSmithKline.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statement, including, but not limited to, achieving cost reduction measures, enhancing manufacturing efficiencies, growing net revenues, a positive outcome of the pharmacokinetic studies for generic Advair DISKUS® and submitting the ANDA for the product before the end of calendar 2020, successfully commercializing new products, and maintaining overall profitability, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time, including the prospectus supplement related to the proposed offering to be filed with the SEC. These forward-looking statements represent the Company's judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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